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                                                                    Exhibit 10.1

                              WESTCO BANCORP, INC.

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


     WHEREAS, Westco Bancorp, Inc. (the "Holding Company") entered into the Westco Bancorp, Inc. Employment Agreement (the "Agreement") with David C. Burba, ("Executive") as of June 21, 1993; and

     WHEREAS, the Holding Company wishes to amend and restate the Agreement to clarify the payments upon a Change in Control, as that term is used in Section 5 of the Agreement and make certain other amendments to the Agreement; and

     WHEREAS, the Holding Company, in its best interest and the best interest of the Executive, wishes to amend the treatment of excess parachute payments under the Agreement.

     NOW THEREFORE, upon mutual agreement of the parties to the Agreement as evidenced by their signatures below, the Agreement is hereby amended and restated, effective ______________, as follows:

1.  POSITION AND RESPONSIBILITIES.

     During the period of his employment hereunder, Executive agrees to serve as President and Chief Executive Officer of the Holding Company. The Executive shall render administrative and management services to the Holding Company such as are customarily performed by persons in a similar executive capacity. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary of the Holding Company. Failure to reelect Executive as President and Chief Executive Officer of the Holding Company, failure to nominate Executive as a director of the Holding Company, or failure to reelect Executive as President and Chief Executive Officer of the First Federal Savings and Loan Association (the "Association") without the consent of the Executive shall constitute a breach of this Agreement.

2.  TERMS.

     (a) The period of this Agreement shall be deemed to have commenced as of June 21, 1993, and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year such that the remaining term shall be three (3) years unless written notice is provided to Executive at least ten (10) days and not more than twenty (20) days prior to such anniversary date, that this Agreement shall cease at the end of thirty-six (36) months following such anniversary date. Prior to the written notice period for nonrenewal, the board of directors of the Holding Company ("Board") will conduct a formal performance evaluation of the Executive for purposes of determining whether to extend
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the Agreement, and the results thereof shall be included in the minutes of the
Board's meeting. In the event of a Change in Control as hereinafter defined in
Section 5, this Agreement shall automatically renew upon the date of the Change in Control such that the remaining term of the Agreement shall be three (3) years.

     (b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Holding Company and participation in community and civic organizations; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any conflict of interest with the Holding Company, or materially affect the performance of Executive's duties pursuant to this Agreement.

     (c) In the event that Executive's duties and responsibilities with respect to the Association are temporarily or permanently terminated pursuant to Sections 8 or 16 of the Employment Agreement dated June 21, 1993, between Executive and the Association ("Association Agreement") and the course of conduct upon which such termination is based would not constitute grounds for Termination for Cause under Section 8 of this Agreement then Executive shall, to the extent practicable, assume such duties and responsibilities formerly performed at the Association as part of his duties and responsibilities as President and Chief Executive Officer of the Holding Company. Nothing in this provision shall be interpreted as restricting the Holding Company's right to remove Executive for Cause in accordance with Section 8 of this Agreement.

3.  COMPENSATION AND REIMBURSEMENT.

     (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 1. The Holding Company shall pay Executive as compensation a salary of not less than $181,700.00 per year ("Base Salary"). Such Base Salary shall be payable bi-weekly. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by a Committee designated by the Board, and the Board may increase Executive's Base Salary. In addition to the Base Salary provided in this Section 3(a), the Holding Company shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Holding Company and the Association.

     (b) The Holding Company will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was

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participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Holding Company will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive's rights or benefits thereunder. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plan, medical coverage or any other employee benefit plan or arrangement made available by the Holding Company in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Holding Company in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

     (c)  In addition to the Base Salary provided for by paragraph (a) of this
Section 3, the Holding Company shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

     (d) In the event that Executive assumes additional duties and responsibilities pursuant to Section 2(c) of this Agreement by reason of one of the circumstances contained in Section 2(c) of this Agreement, and the Executive receives or will receive less than the full amount of compensation and benefits formerly entitled to him under the Association Agreement, the Holding Company shall assume the obligation to provide Executive with his compensation and benefits in accordance with the Association Agreement less any compensation and benefits received from the Association, subject to the terms and conditions of this Agreement including the termination for cause provisions in Section 8.

4.  PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

     The provisions of this Section shall in all respects be subject to the terms and conditions stated in Section 8.

     (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Holding Company of Executive's full-time employment hereunder for any reason other than a Change in Control, as defined in Section 5(a) hereof, disability, as defined in Section 6(a) hereof, retirement, as defined in
Section 7 hereof, or for Cause, as defined in Section 8 hereof; (ii) Executive's resignation from the Holding Company's

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employ, upon any (A) failure to elect or reelect or to appoint or reappoint
Executive as President and Chief Executive Officer or failure to nominate Executive as a director, unless consented to by Executive, (B) unless consented to by the Executive, a material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above, (and any such material change shall be deemed a continuing breach of this Agreement), (C) a relocation of Executive's principal place of employment by more than 30 miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement, (D) liquidation or dissolution of the Association or Holding Company or (E) breach of this Agreement by the Holding Company. Upon the occurrence of any event described in clauses (A), (B), (C), (D) or (E), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days written notice given within a reasonable period of time not to exceed, except in case of a continuing breach, four calendar months after the event giving rise to said right to elect.

     (b) Upon the occurrence of an Event of Termination, the Holding Company shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the payments due for the remaining term of the Agreement including Base Salary, bonuses and any other cash or deferred compensation paid, or to be paid, to the Executive, and the amount of any benefits received pursuant to any employee benefit plans maintained by the Association or the Holding Company during the term of the Agreement. At the election of the Executive, which election is to be made within thirty (30) days of the Date of Termination, such payments shall be made in a lump sum or paid monthly during the remaining term of the agreement following the Executive's termination. In the event that no election is made, payment to the Executive will be made on a monthly basis during the remaining term of the Agreement. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

     (c) Upon the occurrence of an Event of Termination, the Holding Company will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Association or the Holding Company for Executive prior to his termination. Such coverage shall cease upon the expiration of the remaining term of this Agreement.

     (d) In the event that the Executive is receiving monthly payments pursuant to Section 4(b) hereof, on an annual basis, thereafter, between the dates of January 1 and January 31 of each year, Executive shall elect whether, the balance of the amount payable under the Agreement at that time shall be paid in a lump sum or on a pro rata basis. Such election shall be irrevocable for the year for which such election is made.

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5.  CHANGE IN CONTROL.

     (a) For purposes of this Agreement, a "Change in Control" of the Holding Company or the Association shall mean an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Association or the Holding Company within the meaning of the Home Owners' Loan Act of 1933, as amended, the Federal Deposit Insurance Act, and the Rules and Regulations promulgated by the Office of Thrift Supervision (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the Rules and Regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Association or the Holding Company representing 20% or more of the Association's or the Holding Company's outstanding voting securities or right to acquire such securities except for any voting securities of the Association purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Holding Company or its Subsidiaries, or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Association or the Holding Company or similar transaction occurs or is effectuated in which the Association or Holding Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required federal regulatory approvals not including the lapse of any statutory waiting periods, or (D) a proxy statement has been distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Association with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Association or the Holding Company shall be distributed, or (E) a tender offer is made for 20% or more of the voting securities of the Association or Holding Company then outstanding.

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     (b)  If any of the events described in Section 5(a) hereof constituting a
Change in Control have occurred or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c), (d), (e), and (f) of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement (regardless of whether such termination results from his dismissal or his resignation at any time during the term of this Agreement following any demotion, loss of title, office or significant authority or responsibility, reduction in the annual compensation or benefits or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the Change in Control), unless such termination is because of his death, termination for Cause or termination for Disability.

     (c) Upon the occurrence of a Change in Control followed by the Executive's termination of employment, the Holding Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of the payments due for the remaining term of the Agreement or three (3) times the average of the three (3) preceding years' compensation, including, but not limited to, Base Salary, bonuses, any other cash or deferred compensation paid to, or accrued on behalf of the Executive during such years, any amounts taken into income by the Executive with respect to the exercise of stock option(s) or the vesting of restricted stock (including stock transferred to the Executive under the Association Recognition and Retention Plan), and the amount of any contributions made to any employee benefit plans, on behalf of the Executive, maintained by the Association or the Holding Company during such years, except to the extent such benefits are otherwise payable to the Executive under such plan solely as a result of a Change in Control. At the election of the Executive, which election is to be made within thirty (30) days of the Date of Termination following a Change in Control, such payment may be made in a lump sum or paid in equal monthly installments during the thirty-six (36) months following the Executive's termination. In the event that no election is made, payment to the Executive will be made on a monthly basis during the remaining term of the Agreement.

     (d) Upon the occurrence of a Change in Control followed by the Executive's termination of employment, the Holding Company will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Association for Executive prior to his severance. Such coverage and payments shall cease upon the expiration of thirty-six (36) months.

     (e) In the event that the Executive is receiving monthly payments pursuant to Section 5(c) hereof, on an annual basis, thereafter, between the dates of January 1 and January 31 of each year, Executive shall elect whether the balance of the amount payable under the Agreement at that time shall be paid in a lump sum or on a pro rata basis pursuant to such section. Such election shall be irrevocable for the year for which such election is made.

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     (f) Notwithstanding the preceding paragraphs of this Section 5, in each calendar year the Executive is entitled to receive payments or benefits under this Agreement the independent accountants of the Holding Company shall determine if an excess parachute payment (as defined in Section 4999) of the Internal Revenue Code of 1986, as amended, and any successor provision thereto, (the "Code") exists (taking into account any other plan, arrangement or other agreement under which the Executive is entitled to benefit in connection with the Change in Control (as defined herein)). Such determination shall be made after taking any reductions permitted pursuant to Section 280G of the Code and the regulations thereunder. Any amount determined to be an excess parachute payment after taking into account such reductions shall be hereafter referred to as the "Initial Excess Parachute Payment." As soon as practicable after a Change in Control, the Initial Excess Parachute Payment shall be determined. If there exists such Initial Excess Parachute Payment then upon the Executive's termination following a Change in Control, the Holding Company shall pay the Executive, subject to applicable withholding requirements under the applicable state or federal law an amount equal to:

          (1) twenty (20) percent of the Initial Excess Parachute Payment (or such other amount equal to the tax imposed under Section 4999 of the Code); and

          (2) such additional amount (tax allowance) as may be necessary to compensate Executive for the payment by Executive of state and federal income, employment and excise taxes on the payment provided under clause (1) and on any payments under this clause
              (2). In computing such tax allowance the payment to be made under clause (1) shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

                                    Tax Rate
                              GUP = _________

                                    1-Tax Rate

               The "Tax Rate" for purposes of computing the GUP shall be the sum of the highest marginal federal and state income and employment-related tax rate, as well as any applicable excise tax rate, applicable to the Executive in the year in which payment under clause (1) is made.

     (g) Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which Executive is a party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the "Determinative Excess Parachute Payment") then the Holding Company's independent accountants shall determine the amount (the "Adjustment Amount") the Holding

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Company must pay to the Executive in order to put the Executive in the same position as the Executive would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment; PROVIDED HOWEVER, that the Executive shall under no circumstances be required to return any monies to the Holding Company by operation of this paragraph for any reason. In determining the Adjustment Amount, the independent accountants shall take into account any and all taxes (including any penalties and interest) paid by or for Executive or refunded to Executive or for Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Holding Company shall pay the Adjustment Amount to Executive.

6.  TERMINATION FOR DISABILITY.

     (a) If, as a result of Executive's incapacity due to physical or mental illness, he shall have been absent from his duties with the Holding Company on a full-time basis for twelve (12) consecutive months, and within thirty (30) days after written notice of potential termination is given he shall not have returned to the full-time performance of his duties, the Holding Company may terminate Executive's employment for "Disability."

     (b) The Holding Company will pay Executive, as disability pay, a bi-weekly payment equal to seventy-five percent (75%) of Executive's bi-weekly rate of Base Salary on the effective date of such termination. These disability payments shall commence on the effective date of Executive's termination and will end on the earlier of (i) the date Executive returns to the full-time employment of the Holding Company in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Holding Company; (ii) Executive's full-time employment by another employer; (iii) Executive attaining the normal age of retirement or receiving benefits under the Association's Defined Benefit Plan; (iv) Executive's death; or (v) Executive's eligibility to collect payments under the disability provision of the Association's Defined Benefit Plan. The benefits provided for by this paragraph shall be in addition to any payments made to Executive under the terms of any disability income insurance for Executive provided by the Association.

     (c) The Holding Company will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Holding Company for Executive prior to his termination for Disability. This coverage and payments shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Holding Company, in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Holding Company; (ii) Executive's full-time employment by another employer; (iii) Executive's attaining the normal age of retirement or receiving benefits under the Association's Defined Benefit Plan; (iv) the Executive's death; or (v) the Executive's eligibility to collect payments under the disability provision of the Defined Benefit Plan.

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     (d)  Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.

7.  TERMINATION UPON RETIREMENT.

     Termination by the Holding Company of the Executive based on "Retirement" shall mean termination in accordance with the Holding Company's or Association's retirement policy or in accordance with any retirement arrangement established with Executive's consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Holding Company or the Association and other plans to which Executive is a party.

8.  TERMINATION FOR CAUSE.

     The term "Termination for Cause" shall mean intentional failure to perform stated duties, personal dishonesty which results in loss to the Company or one of its affiliates, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order which results in substantial loss to the Company or one of its affiliates, or any material breach of this Agreement. For purposes of this Section, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Holding Company or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause. Any stock options and related limited rights granted to Executive under any stock option plan, or any unvested awards granted to Executive under any other stock benefit plan of the Association, the Holding Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive's receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

9.  NOTICE.

     (a) Any purported termination by the Holding Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the

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specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

     (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

10. POST-TERMINATION OBLIGATIONS.

     (a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph (b) of this Section 10 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

     (b) Executive shall, upon reasonable notice, furnish such information and assistance to the Holding Company as may reasonably be required by the Holding Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

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11.  NON-COMPETITION.

       (a) Upon any termination of Executive's employment hereunder pursuant to an Event of Termination as provided in Section 4 hereof, Executive agrees not to compete with the Association and/or the Holding Company for a period of one (1) year following such termination in any city, town or county in which the Association and/or the Holding Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Association and/or the Holding Company. The parties hereto, recognizing that irreparable injury will result to the Association and/or the Holding Company, its business and property in the event of Executive's breach of this Subsection 11(a) agree that in the event of any such breach by Executive, the Association and/or the Holding Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that in the event of the termination of his employment pursuant to Section 8 hereof, Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Association and/or the Holding Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Association and/or the Holding Company from pursuing any other remedies available to the Association and/or the Holding Company for such breach or threatened breach, including the recovery of damages from Executive.

       (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Holding Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Association. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Association or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Holding Company. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Holding Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Holding Company or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to

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be disclosed.  Nothing herein will be construed as prohibiting the Holding
Company from pursuing any other remedies available to the Holding Company for such breach or threatened breach, including the recovery of damages from Executive.

12.  SOURCE OF PAYMENTS.

       All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Holding Company subject to Section 14 hereof.

13.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

       This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Holding Company or any predecessor of the Holding Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

14.  EFFECT OF ACTION UNDER ASSOCIATION AGREEMENT.

       Notwithstanding any provision herein to the contrary, to the extent that full compensation payments and benefits are paid to or received by Executive under the Employment Agreement dated June 21, 1993, between Executive and the Association, such compensation payments and benefits paid by the Association will be subtracted from any amount due simultaneously to Executive under similar provisions of this Agreement.

15.  NO ATTACHMENT.

       (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

       (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Holding Company and their respective successors and assigns.

16.  MODIFICATION AND WAIVER.

       (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

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       (b)  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

17.  SEVERABILITY.

       If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.  HEADINGS FOR REFERENCE ONLY.

       The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.  GOVERNING LAW.

       This Agreement shall be governed by the laws of the State of Illinois, unless otherwise specified herein.

21.  ARBITRATION.

       Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Association, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

       In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

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